Exhibit 99.1

Media Inquiries:                                    Investor Inquiries:
Alex Alias                                        Tyler Chambers
alalias@avaya.com                                     investors@avaya.com

Avaya Reports Second Quarter Fiscal 2022 Financial Results

Total revenue was $716 million
Avaya OneCloud™ ARR increased 118% year over year to $750 million
Avaya OneCloud™ ARR increased $130 million sequentially, a record quarterly contribution
Signed ~100 deals with TCV greater than $1 million for the 8th consecutive quarter

Raleigh-Durham, NC, - May 10, 2022 - Avaya Holdings Corp. (NYSE: AVYA) today reported financial results for the second quarter of fiscal 2022 ended March 31, 2022.

Second Quarter Financial Highlights
•Revenues of $716 million, down 2% year over year in constant currency
•OneCloud ARR (Annualized Recurring Revenue) was $750 million, up 21% sequentially and 118% from a year ago
•CAPS (Cloud, Alliance Partner and Subscription) was 54% of revenue, up from 40% a year ago
•Software and Services were 89% of revenue; Software was 67% of revenue
•Recurring revenue was 69% of revenue, up from 66% a year ago
•GAAP Operating income was $23 million and Non-GAAP Operating income was $115 million
•GAAP Net loss was $1 million and Non-GAAP Net income was $51 million
•Adjusted EBITDA was $145 million, 20% of revenue, down 370 basis points year over year
•GAAP Diluted Loss Per Share of $0.02 and Non-GAAP Diluted Earnings Per Share of $0.53
•Ending cash and cash equivalents were $324 million

“We drove record growth for Avaya OneCloud ARR with a $130 million quarter over quarter increase and an over $400 million year over year increase, to $750 million. The path to hit the $1 billion ARR mark by the end of calendar year 2022 is well paved,” said Jim Chirico, President and CEO of Avaya. “We are successfully repositioning the company from our historic one-time revenue model to a recurring one, in fact 75% of our new bookings were Avaya OneCloud. Our strategy is clearly taking hold faster than we anticipated leading to a significant and fundamental shift in our business.”

	GAAP			Non-GAAP (1)
(In millions, except percentages)	2Q22	1Q22	2Q21	2Q22	1Q22	2Q21
Revenue	$716	$713	$738	$716	$713	$738
Gross margin	51.8%	51.8%	55.8%	56.7%	57.6%	61.8%
Operating income (loss)	$23	$(1)	$44	$115	$102	$148
Net (loss) income	$(1)	$(66)	$(58)	$51	$40	$72
(Loss) earnings per share - Diluted	$(0.02)	$(0.79)	$(0.70)	$0.53	$0.42	$0.74

(In millions, except percentages)	2Q22	1Q22	2Q21
Adjusted EBITDA(1)	$145	$129	$177
Adjusted EBITDA margin(1)	20.3%	18.1%	24.0%
Cash used for operations	$(2)	$(111)	$(24)
Cash and cash equivalents	$324	$354	$593

Additional Second Quarter Fiscal 2022 Highlights
•Remaining Performance Obligations ("RPO") of $2.3 billion
•Added over 1,400 new logos
•Significant large deal activity with 97 deals over $1 million TCV, 18 over $5 million TCV, 8 over $10 million TCV and 2 over $25 million TCV
•~20% of OneCloud ARR came from customers generating $5 million or more in annual recurring revenue
•~60% of OneCloud ARR came from customers generating $1 million or more in annual recurring revenue
•~95% of OneCloud ARR came from customers generating $100,000 or more in annual recurring revenue
•~60% of OneCloud ARR came from Contact Center customers

(1) Non-GAAP gross margin, Non-GAAP operating margin (used below), Non-GAAP operating income, Non-GAAP net income, Non-GAAP earnings per share, adjusted EBITDA, adjusted EBITDA margin and constant currency are not measures calculated in accordance with generally accepted accounting principles in the U.S. (“GAAP”). Refer to the "Use of non-GAAP (Adjusted) Financial Measures" below and the Supplemental Financial Information accompanying this press release for more information on the calculation of constant currency and a reconciliation of these non-GAAP measures to their most closely comparable measure calculated in accordance with GAAP.

Customer Highlights

•Westpac, the second largest bank in Australia, has extended their partnership with Avaya and chose Avaya OneCloud Subscription for their 9,700+ Contact Center Agents. This three-year deal will see the bank compose new solutions around the Avaya Media Processing Core ("MPC"), including the ability to build new experiences on-demand, and the introduction of AI-based channel automation that will reduce both the time and cost of change dramatically. Westpac chose Avaya based on the strength of our relationship with our partner Optus, the flexibility of our subscription model, and the intelligent cloud ecosystem they now have access to.
•Finanz Informatik, the central service provider for savings banks in Germany, providing data center, applications, networks and related IT services, has chosen to place the Avaya Media Processing Core at the heart of its environment, operating a private UC cloud platform powered by Avaya technology for 313 banks, representing 230,000 seats and 2 million calls per day. The partnership between Finanz Informatik and Avaya is underpinned by a five-year ARR deal that utilizes all aspects of Avaya’s expertise. Finanz Informatik will be able to compose flexible, unique experiences for their customers wherever and whenever they are needed.
•Carter Machinery, the third largest Caterpillar dealership network in North America, has selected Avaya Cloud Office, OneCloud CCaaS, Avaya Devices as a Service, and OneCloud CPaaS Virtual Agent for a five-year deal that will reach more than 2,000 users spanning 34 sites. This was a competitive new customer win for Avaya, displacing Cisco. Carter Machinery chose Avaya specifically because of the strength of its AI, automation, and strong partnership with ConvergeOne.
•The University of Iowa Hospitals and Clinics chose an Avaya OneCloud Private Cloud solution after a highly competitive RFP process. Recognized as one of the best hospitals in the United States, it is Iowa's only comprehensive academic medical center and a regional referral center. The solution includes 25,000 UCaaS and 750 CCaaS users and Avaya OneCloud CPaaS (our largest CPaaS deal to date) to compose superior patient services and communications, a robust resiliency strategy for the main campus and remote sites, long-term growth flexibility as well as improved experiences for its students and employees, staff and trainees.
•Watson Clinic has chosen Avaya Cloud Office to replace an aging Siemens platform for their 3,600 users across 15 locations. Based in Lakeland, Florida, Watson Clinic is now in its 9th decade and serves almost a million patients each year. In a competitive evaluation, Watson Clinic chose Avaya because of the ease of centralized management, integration between sites, improved patient experience, and expansion of channels to include voice, video, chat, conferencing and file sharing all centralized in one platform. Additionally, Watson Clinic expects to save over $600,000 because of their implementation.
•Life Insurance Company of Alabama had an end of life/on premise phone system and chose to move to a public cloud CCaaS solution integrated with Avaya Cloud Office to solve for their numerous challenges. Their customer service reps now have full voice and digital channels to serve policy holders and its agency field force along with video conferencing and Efax capability. Their agency field force collaborates with CSRs in-real-time through Avaya Cloud Office to provide their policy holders and agency field force superior service. A public cloud solution allows flexibility for people to work remotely while having access to all the same tools they would if they were in the office creating improved customer AND employee experience.
•In Kuwait, the Ministry of State for Communications and Information Technology has created the Sahel app, leveraging Avaya technology to create seamless experiences for users across touchpoints. Sahel is an application that enables citizens and residents to access government services and complete transactions easily, quickly, and securely. Sahel integrates seamlessly with Avaya OneCloud contact center technology, providing a digital window through which citizens and residents can receive notifications and announcements from any government agency, improving the provision of digital services.
•In the UK, a top retail insurer is moving to a cloud-based system to accelerate their business transformation. They needed to support at-home agents - but beyond the pandemic, also require a more flexible solution to solve for increased traffic to over 5,500 agents during peak periods such as storms or other damaging events. A three-year Avaya OneCloud Private Cloud Solution was selected to deliver Contact Center Subscription services to this long-time Avaya customer.
•In Fort Worth, Texas, Cook Children’s Health Care System has chosen Avaya OneCloud as the ecosystem for their entire enterprise in a three-year, multi-million dollar deal that covers more than 14,000 seats across central campus sites and 2,700 seats for remote clinics. In a competitive deal, Cook Children’s chose Avaya because of the unique way that the Avaya Media Processing Core enables a hybrid implementation including cloud, and brings together expertise across the enterprise to provide a better user and patient experience, and ultimately improve outcomes in a pediatric health care system.
Business Highlights
•Avaya launched the Avaya Virtual Agent, a ready-to-deploy, configurable service that delivers the full benefits of virtual, AI-based communication experiences to businesses – immediately elevating their customer experience and dramatically reducing the complexity associated with virtualizing customer interactions. Avaya Virtual Agent removes this complexity, enabling organizations to quickly deploy Avaya-designed, pre-built, cloud-based self-service agents instead of building them from scratch. This solution leverages the Avaya OneCloud Experience Platform, which reimagines communications composability, providing customers with the option of constructing their own workflows or subscribing to pre-built experiences.
•Avaya also announced we are expanding our strategic partnership with Microsoft, building on the success of our current CCaaS go-to-market initiatives. We will add the Avaya OneCloud portfolio to the Microsoft Azure Marketplace, giving customers the agility to create communications and collaboration experiences with the broadest range of options for public, private or hybrid cloud delivery approaches to fit their needs. Avaya CCaaS customers also gain access to the power of Nuance’s Contact Center AI technology integrated with OneCloud. The combined capabilities of Microsoft and Nuance give our customers flexibility to create and deliver intelligent, personalized, and impactful consumer interactions with long-term investment protection and control of their data. This represents a tremendous opportunity for customers to accelerate their cloud journey, and for Avaya to expand its go-to-market reach through collaboratively selling with Microsoft.
•Avaya and Alcatel-Lucent Enterprise (ALE) entered into a strategic partnership that extends the availability of Avaya’s OneCloud CCaaS (Contact Center as a Service) composable solutions to ALE’s global base of customers while also making ALE’s digital networking solutions available on a global basis to Avaya customers.
•Frost & Sullivan presented Avaya with the 2022 Competitive Leadership Award for Best Practices in North American Government Solutions, citing Avaya’s strong overall performance for communications, collaboration, and customer experience (CX) solutions designed for the government vertical as factors in recognizing Avaya OneCloud.
•Avaya was named the winner of a Gold Stevie Award in the Emerging Technology category for Avaya OneCloud in The Annual American Business Awards. The American Business Awards are the U.S.A.’s premier business awards program. All organizations operating in the U.S.A. are eligible to submit nominations – public and private, for-profit and non-profit, large and small.

Financial Outlook - 3Q Fiscal 2022 - unless otherwise noted, values reflect April 30, 2022 FX rates.
•Revenue of $685 million to $700 million
•GAAP operating income of $14 million to $24 million; GAAP operating margin of 2% to 3%
•Non-GAAP operating income of $111 million to $121 million; non-GAAP operating margin of 16% to 17%
•Adjusted EBITDA of $140 million to $150 million; Adjusted EBITDA margin of 20% to 21%
•Non-GAAP Diluted EPS of $0.48 to $0.56

Financial Outlook - Fiscal Year 2022 - unless otherwise noted, values reflect April 30, 2022 FX rates.
•Revenue of $2.815 billion to $2.855 billion
•OneCloud ARR expected to be $940 million to $960 million by year end FY22
•CAPS revenue will represent between ~47% to 50% of Avaya's total revenue for FY22
•GAAP operating income of $76 million to $96 million; GAAP operating margin of ~3%
•Non-GAAP operating income of $466 million to $486 million; non-GAAP operating margin of ~17%
•Adjusted EBITDA of $580 million to $600 million; Adjusted EBITDA margin of ~21%
•Non-GAAP Diluted EPS of $2.09 to $2.25
•Cash flow from operations expected to be approximately (7)% of revenue, as an outcome of the company’s accelerated success in moving to a recurring revenue model which is resulting in higher working capital requirements
•Approximately 87 million to 88 million diluted weighted average shares outstanding

The company has not quantitatively reconciled its guidance for adjusted EBITDA, non-GAAP Operating income, or non-GAAP EPS to their respective most comparable GAAP measure because certain of the reconciling items that impact these metrics including, provision for income taxes, restructuring charges, net of sublease income, advisory fees, acquisition-related costs and change in fair value of warrants affecting the period, have not occurred, are out of the company’s control, or cannot be reasonably predicted. Accordingly, reconciliations to the nearest GAAP financial measures are not available without unreasonable effort. Please note that the unavailable reconciling items could significantly impact the company’s results as reported under GAAP.

As Avaya’s CAPS metric reflects revenue that is already recognized, management believes it is helpful to provide investors with a better view into the performance of the Company’s broader-based OneCloud software solutions that are driving the company’s recurring revenue growth by also providing a forward-looking metric, Annualized Recurring Revenue, or OneCloud ARR.

OneCloud ARR represents our estimate of the annualized revenue run-rate of certain components from active term OneCloud contracts (whether or not terminable) at the end of the reporting period. More specifically, OneCloud ARR includes OneCloud subscription revenue, ACO recurring revenue and revenue from CCaaS, Spaces, CPaaS, DaaS and private cloud, and excludes maintenance, managed services revenue and ACO one-time payments. The One Cloud ARR metric, combined with the company’s CAPS metric, provides investors enhanced visibility into Avaya’s transformational Cloud journey. Per period OneCloud ARR figures are provided in the slides published on Avaya’s website at http://www.avaya.com on the Investor Relations page.

Avaya’s outlook does not include the potential impact of any business combinations, asset acquisitions, divestitures, strategic investments, or other significant transactions that may be completed after the date hereof. Actual results may differ materially from Avaya’s outlook as a result of, among other things, the factors described under “Forward-Looking Statements” below.

Conference Call and Webcast
Avaya will host a live webcast and conference call to discuss its financial results at 8:30 AM Eastern Time on May 10, 2022. To access the live conference call by phone, listeners should dial +1-877-858-7671 in the U.S. or Canada and +1-201-389-0939 for international callers. To join the live webcast, listeners should access the investor page of Avaya's website at https://investors.avaya.com.

Following the live webcast, a replay will be available on the investor page of Avaya's website for a period of one year. A replay of the conference call will be available for one week soon after the call by phone by dialing +1-877-660-6853 in the U.S. or Canada and +1-201-612-7415 for international callers, using the conference access code: 13729494.
About Avaya
Businesses are built by the experiences they provide, and everyday millions of those experiences are delivered by Avaya Holdings Corp. (NYSE: AVYA). Avaya is shaping what's next for the future of work, with innovation and partnerships that deliver game-changing business benefits. Our cloud communications solutions and multi-cloud application ecosystem power personalized, intelligent, and effortless customer and employee experiences to help achieve strategic ambitions and desired outcomes. Together, we are committed to help grow your business by delivering Experiences that Matter. Learn more at http://www.avaya.com.

Cautionary Note Regarding Forward-Looking Statements
This release contains certain "forward-looking statements." All statements other than statements of historical fact are "forward-looking" statements for purposes of the U.S. federal and state securities laws. These statements may be identified by the use of forward-looking terminology such as "anticipate," "believe," "continue," "could,“ "estimate," "expect," "intend," "may," "might," "our vision," "plan," "potential," "preliminary," "predict," "should," "will," or "would" or the negative thereof or other variations thereof or comparable terminology. The Company has based these forward-looking statements on its current expectations, assumptions, estimates and projections. These statements, including the Company’s outlook, do not include the potential impact of any business combinations, asset acquisitions, divestitures, strategic investments or other strategic transactions completed after the date hereof. While the Company believes these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond its control. Risks and uncertainties that may cause these forward-looking statements to be inaccurate include, among others, termination or modification of current contracts which could impair attainment of our OneCloud ARR metric; the duration, severity and impact of the coronavirus pandemic ("COVID-19"), the impact of the Russia/Ukraine conflict on the global economy and our business, including impacts from related sanctions and export controls imposed by the U.S., UK and the EU on certain industries and Russian parties as a result of the conflict, as well as responses by the governments of Russia or other jurisdictions and other factors discussed in the Company's Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q filed with the Securities and Exchange Commission (the "SEC"). These risks and uncertainties may cause the Company’s actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. For a further list and description of such risks and uncertainties, please refer to the Company’s filings with the SEC that are available at www.sec.gov. The Company cautions you that the list of important factors included in the Company’s SEC filings may not contain all of the material factors that are important to you. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this report may not in fact occur. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Avaya Holdings Corp.
Condensed Consolidated Statements of Operations (Unaudited)
(In millions, except per share amounts)

	Three months ended March 31,		Six months ended March 31,
	2022	2021	2022	2021
REVENUE
Products	$223	$226	$454	$492
Services	493	512	975	989
	716	738	1,429	1,481
COSTS
Products:
Costs	119	92	230	197
Amortization of technology intangible assets	35	43	77	86
Services	191	191	382	370
	345	326	689	653
GROSS PROFIT	371	412	740	828
OPERATING EXPENSES
Selling, general and administrative	245	264	507	519
Research and development	60	57	121	112
Amortization of intangible assets	40	39	80	79
Restructuring charges, net	3	8	10	12
	348	368	718	722
OPERATING INCOME	23	44	22	106
Interest expense	(54)	(59)	(108)	(115)
Other income, net	17	1	24	1
LOSS BEFORE INCOME TAXES	(14)	(14)	(62)	(8)
Benefit from (provision for) income taxes	13	(44)	(5)	(54)
NET LOSS	$(1)	$(58)	$(67)	$(62)
LOSS PER SHARE
Basic	$(0.02)	$(0.70)	$(0.81)	$(0.76)
Diluted	$(0.02)	$(0.70)	$(0.81)	$(0.76)
Weighted average shares outstanding
Basic	85.6	84.6	85.1	84.2
Diluted	85.6	84.6	85.1	84.2

Avaya Holdings Corp.
Condensed Consolidated Balance Sheets (Unaudited)
(In millions, except per share and shares amounts)

	March 31, 2022	September 30, 2021
ASSETS
Current assets:
Cash and cash equivalents	$324	$498
Accounts receivable, net	315	307
Inventory	49	51
Contract assets, net	640	518
Contract costs	115	117
Other current assets	132	100
TOTAL CURRENT ASSETS	1,575	1,591
Property, plant and equipment, net	301	295
Deferred income taxes, net	31	40
Intangible assets, net	2,078	2,235
Goodwill	1,476	1,480
Operating lease right-of-use assets	118	135
Other assets	245	209
TOTAL ASSETS	$5,824	$5,985
LIABILITIES
Current liabilities:
Accounts payable	$306	$295
Payroll and benefit obligations	128	193
Contract liabilities	315	360
Operating lease liabilities	44	49
Business restructuring reserves	16	19
Other current liabilities	139	181
TOTAL CURRENT LIABILITIES	948	1,097
Non-current liabilities:
Long-term debt	2,827	2,813
Pension obligations	607	648
Other post-retirement obligations	151	153
Deferred income taxes, net	73	53
Contract liabilities	309	305
Operating lease liabilities	87	102
Business restructuring reserves	19	25
Other liabilities	240	267
TOTAL NON-CURRENT LIABILITIES	4,313	4,366
TOTAL LIABILITIES	5,261	5,463
Commitments and contingencies
Preferred stock, $0.01 par value; 55,000,000 shares authorized at March 31, 2022 and September 30, 2021
Convertible series A preferred stock; 125,000 shares issued and outstanding at March 31, 2022 and September 30, 2021	131	130
STOCKHOLDERS' EQUITY
Common stock, $0.01 par value; 550,000,000 shares authorized; 85,677,909 shares issued and outstanding at March 31, 2022; and 84,115,602 shares issued and outstanding at September 30, 2021	1	1
Additional paid-in capital	1,495	1,467
Accumulated deficit	(1,052)	(985)
Accumulated other comprehensive loss	(12)	(91)
TOTAL STOCKHOLDERS' EQUITY	432	392
TOTAL LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS' EQUITY	$5,824	$5,985

Avaya Holdings Corp.
Condensed Statements of Cash Flows
(Unaudited; in millions)

	Six months ended March 31,
(In millions)	2022	2021
Net cash (used for) provided by:
Operating activities	$(113)	$24
Investing activities	(52)	(53)
Financing activities	(8)	(108)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(1)	3
Net decrease in cash, cash equivalents, and restricted cash	(174)	(134)
Cash, cash equivalents, and restricted cash at beginning of period	502	731
Cash, cash equivalents, and restricted cash at end of period	$328	$597

Avaya Holdings Corp.
Supplemental Schedule of Revenue by Segment and Geography
(Unaudited; in millions)

	Three months ended March 31,		Change			Three months ended December 31, 2021
	2022	2021	Amount	Pct.	Pct., net of fx impact
Revenue by Segment
Products & Solutions	$223	$226	$(3)	(1)%	(1)%	$231
Services	493	513	(20)	(4)%	(3)%	482
Unallocated amounts	—	(1)	1	(1)	(1)	—
Total revenue	$716	$738	$(22)	(3)%	(2)%	$713

Revenue by Geography
U.S.	$422	$413	$9	2%	2%	$375
International:
Europe, Middle East and Africa	175	187	(12)	(6)%	(3)%	192
Asia Pacific	67	77	(10)	(13)%	(11)%	81
Americas International - Canada and Latin America	52	61	(9)	(15)%	(17)%	65
Total International	294	325	(31)	(10)%	(7)%	338
Total revenue	$716	$738	$(22)	(3)%	(2)%	$713
(1)Not meaningful.

Use of non-GAAP (Adjusted) Financial Measures
The information furnished in this release includes non-GAAP financial measures that differ from measures calculated in accordance with generally accepted accounting principles in the United States of America (“GAAP”), including financial measures labeled as “non-GAAP” or “adjusted.”
EBITDA is defined as net income (loss) before income taxes, interest expense, interest income and depreciation and amortization. Adjusted EBITDA is EBITDA further adjusted to exclude certain charges and other adjustments described in our SEC filings and the tables below.
We believe that including supplementary information concerning adjusted EBITDA is appropriate because it serves as a basis for determining management and employee compensation and it is used as a basis for calculating covenants in our credit agreements. In addition, we believe adjusted EBITDA provides more comparability between our historical results and results that reflect purchase accounting and our current capital structure. We also present adjusted EBITDA because we believe analysts and investors utilize these measures in analyzing our results. Adjusted EBITDA measures our financial performance based on operational factors that management can impact in the short-term, such as our pricing strategies, volume, costs and expenses of the organization, and it presents our financial performance in a way that can be more easily compared to prior quarters or fiscal years.
EBITDA and adjusted EBITDA have limitations as analytical tools. EBITDA measures do not represent net income (loss) or cash flow from operations as those terms are defined by GAAP and do not necessarily indicate whether cash flows will be sufficient to fund cash needs. Adjusted EBITDA excludes the impact of earnings or charges resulting from matters that we do not consider indicative of our ongoing operations but that still affect our net income. In particular, our formulation of adjusted EBITDA allows adjustment for certain amounts that are included in calculating net income (loss), however, these are expenses that may recur, may vary and are difficult to predict. In addition, these terms are not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation.
We also present the measures non-GAAP gross margin, non-GAAP operating income, non-GAAP operating margin, non-GAAP net income and non-GAAP earnings per share as a supplement to our unaudited condensed consolidated financial statements presented in accordance with GAAP. We believe these non-GAAP measures are the most meaningful for period to period comparisons because they exclude the impact of the earnings and charges noted in the applicable tables below that resulted from matters that we consider not to be indicative of our ongoing operations.
The Company presents constant currency information to provide a framework to assess how the company’s underlying businesses performance excluding the effect of foreign currency rate fluctuations. To present this information for current and comparative prior period results for entities reporting in currencies other than U.S. dollars, the amounts are converted into U.S. dollars at the exchange rate in effect on the last day of the company’s prior fiscal year (i.e. September 30, 2021), unless otherwise noted.
In addition, we present the liquidity measure of free cash flow. Free cash flow is calculated by subtracting capital expenditures from Net cash provided by operating activities. We believe free cash flow is a measure often used by analysts and investors to compare the cash flow and liquidity of companies in the same industry.
The presentation of these non-GAAP financial measures is not intended to be considered in isolation from, as substitute for, or superior to, the financial information prepared and presented in accordance with GAAP and may be different from the non-GAAP financial measures used by other companies. In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP.
We do not provide a forward-looking reconciliation of expected third quarter and full year fiscal 2022 non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating income, non-GAAP operating margin, non-GAAP earnings per share or adjusted EBITDA guidance as the amount and significance of special items required to develop meaningful comparable GAAP financial measures cannot be estimated at this time without unreasonable efforts. These special items could be meaningful.
The following tables reconcile historical GAAP measures to non-GAAP measures.

Avaya Holdings Corp.
Supplemental Schedules of Non-GAAP Adjusted EBITDA
(Unaudited; in millions)

	Three months ended,
	March 31, 2022	December 31, 2021	March 31, 2021
Net loss	$(1)	$(66)	$(58)
Interest expense	54	54	59
Interest income	(1)	—	(1)
(Benefit from ) provision for income taxes	(13)	18	44
Depreciation and amortization	99	104	106
EBITDA	138	110	150
Impact of fresh start accounting adjustments(1)	—	—	1
Restructuring charges(2)	3	7	6
Share-based compensation	14	14	13
Pension and post-retirement benefit costs	(1)	(1)	—
Gain on post-retirement plan settlement	—	—	(14)
Change in fair value of Emergence Date Warrants	(7)	(1)	22
Gain on foreign currency transactions	(2)	—	(1)
Adjusted EBITDA	$145	$129	$177
(1)The impact of fresh start accounting adjustments in connection with the Company's emergence from bankruptcy.
(2)Restructuring charges represent employee separation costs and facility exit costs (excluding the impact of accelerated depreciation expense) related to the Company's restructuring programs, net of sublease income.

Avaya Holdings Corp.
Supplemental Schedules of Non-GAAP Earnings per Share
(Unaudited; in millions)

	Three months ended,
	March 31, 2022	December 31, 2021	March 31, 2021
GAAP Net Loss	$(1)	$(66)	$(58)
Non-GAAP Adjustments:
Impact of fresh start accounting	—	—	1
Restructuring charges, net(1)	3	7	7
Share-based compensation	14	14	13
Pension and post-retirement benefit costs	(1)	(1)	—
Gain on post-retirement plan settlement	—	—	(14)
Change in fair value of Emergence Date Warrants	(7)	(1)	22
Gain on foreign currency transactions	(2)	—	(1)
Amortization of intangible assets	75	82	82
Income tax expense effects(2)	(30)	5	20
Non-GAAP Net Income	$51	$40	$72

Dividends and accretion to preferred stockholders	(1)	(1)	(1)
Undistributed Non-GAAP Income	$50	$39	$71
Percentage allocated to common stockholders(3)	91.3%	91.3%	91.3%
Numerator for Non-GAAP diluted earnings per common share	$46	$36	$65

Diluted Weighted Average Shares - GAAP	85.6	84.7	84.6
Share adjustment(4)	1.2	1.9	2.7
Diluted Weighted Average Shares - Non-GAAP	86.8	86.6	87.3

GAAP Loss per Share - Diluted	$(0.02)	$(0.79)	$(0.70)
Non-GAAP Earnings per Share - Diluted	$0.53	$0.42	$0.74
(1)Restructuring charges, net represent employee separation costs and facility exit costs related to the Company's restructuring programs, net of sublease income.
(2)The Company’s calculation of non-GAAP income taxes reflects a 25% fixed non-GAAP effective tax rate based on a blended U.S. federal and state tax rate, given the Company’s operating structure. The non-GAAP effective tax rate may differ significantly from the GAAP effective tax rate. The non-GAAP effective tax rate could be subject to change for a number of reasons, including but not limited to, changes resulting from tax legislation, material changes in revenues or expenses and other significant events. The Company will continuously assess its estimated non-GAAP effective tax rate in connection with its calculation of non-GAAP net income and non-GAAP net income per diluted share in future periods.
(3)The Company's preferred shares are participating securities, which requires the application of the two-class method to calculate diluted earnings per share. Under the two-class method, undistributed earnings are allocated to common stock and participating securities according to their respective participating rights in undistributed earnings. The percentage allocated to common stockholders reflects the proportion of weighted average common stock outstanding to the weighted average of common stock and common stock equivalents (preferred shares).
(4)In periods with a GAAP net loss, the share adjustment reflects the dilutive impact of certain securities, which are excluded from the computation of diluted GAAP loss per share as their effect would be anti-dilutive. In periods during which our convertible notes have a dilutive impact on GAAP diluted shares outstanding, the share adjustment also includes the impact of our bond hedge transaction which is anti-dilutive in diluted GAAP earnings per share but is expected to mitigate the dilutive effect of our convertible notes and therefore are included in the calculations of non-GAAP diluted shares outstanding.

Avaya Holdings Corp.
Supplemental Schedules of Non-GAAP Reconciliations of Gross Margin and Operating Income (Loss)
(Unaudited; in millions)

	Three months ended,
	March 31, 2022	December 31, 2021	March 31, 2021
Reconciliation of Non-GAAP Gross Profit and Non-GAAP Gross Margin
Gross Profit	$371	$369	$412
Items excluded:
Adj. for fresh start accounting	—	—	1
Amortization of technology intangible assets	35	42	43
Non-GAAP Gross Profit	$406	$411	$456
GAAP Gross Margin	51.8%	51.8%	55.8%
Non-GAAP Gross Margin	56.7%	57.6%	61.8%

Reconciliation of Non-GAAP Operating Income
Operating Income (Loss)	$23	$(1)	$44
Items excluded:
Adj. for fresh start accounting	—	—	1
Amortization of intangible assets	75	82	82
Restructuring charges, net	3	7	8
Share-based compensation	14	14	13
Non-GAAP Operating Income	$115	$102	$148
GAAP Operating Margin	3.2%	(0.1)%	6.0%
Non-GAAP Operating Margin	16.1%	14.3%	20.1%

Avaya Holdings Corp.
Supplemental Schedules of Non-GAAP Reconciliation of Gross Profit and Gross Margin by Portfolio
(Unaudited; in millions)

	Three months ended,
	March 31, 2022	December 31, 2021	March 31, 2021
Reconciliation of Non-GAAP Gross Profit and Non-GAAP Gross Margin - Products & Solutions
Revenue	$223	$231	$226
Costs	119	111	92
Amortization of technology intangible assets	35	42	43
GAAP Gross Profit	69	78	91
Items excluded:
Amortization of technology intangible assets	35	42	43
Non-GAAP Gross Profit	$104	$120	$134
GAAP Gross Margin	30.9%	33.8%	40.3%
Non-GAAP Gross Margin	46.6%	51.9%	59.3%

Reconciliation of Non-GAAP Gross Profit and Non-GAAP Gross Margin - Services
Revenue	$493	$482	$512
Costs	191	191	191
GAAP Gross Profit	302	291	321
Items excluded:
Adj. for fresh start accounting	—	—	1
Non-GAAP Gross Profit	$302	$291	$322
GAAP Gross Margin	61.3%	60.4%	62.7%
Non-GAAP Gross Margin	61.3%	60.4%	62.9%
Avaya Holdings Corp.
Supplemental Schedules of Free Cash Flow
(Unaudited; in millions)

	Three months ended,
	Mar. 31, 2022	Dec. 31, 2021	Sept. 30, 2021	June 30, 2021	Mar. 31, 2021
Net cash (used for) provided by operating activities	$(2)	$(111)	$(5)	$11	$(24)
Less:
Capital expenditures	25	27	28	25	26
Free cash flow	$(27)	$(138)	$(33)	$(14)	$(50)

Source: Avaya Newsroom

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